UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C. 20549

                             FORM SB-2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         (AMENDMENT NO. 2)

                        File No. 333-64800

                       WRAP-N-ROLL USA, INC.
  --------------------------------------------------------------
          (Name of Small Business Issuer in its Charter)


     NEVADA                       7312                  84-1432450
      -------------      ----------------------     -------------------
 (State or Jurisdiction     (Primary Standard        (I.R.S. Employer
  of Incorporation or   Industrial Classification   Identification No.)
      Organization)             Code Number)


             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
                          (801) 576-8073
------------------------------------------------------------------
   (Address and Telephone Number of Principal Executive Offices)


             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
------------------------------------------------------------------
                   (Address of Principal Place of Business or
                     Intended Principal Place of Business)


                           CLIFF HALLING
             1056 EAST PLATINUM WAY, SANDY, UTAH 84094
                          (801) 576-8073
------------------------------------------------------------------
     (Name, Address and Telephone Number of Agent for Service)

                Approximate date of commencement of
                   proposed sale to the public:
                         September 1, 2001
                  ------------------------------

   Copies of all communications, including communications to the agent, should be sent to:

                       Mark E. Lehman, Esq.
                Lehman Walstrand & Associates, LLC
                    8 East Broadway, Suite 620
                  Salt Lake City, UT  84111-2204
                          (801) 532-7858
                        (801) 363-1715 fax

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
________________________.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this box: [X]

                         CALCULATION OF REGISTRATION FEE

--------------------  -----------------  ------------  ----------------  ----------------  ----------------
   TITLE OF EACH          AMOUNT OF         DOLLAR         PROPOSED          PROPOSED
     CLASS OF             SECURITIES        AMOUNT         MAXIMUM           MAXIMUM           AMOUNT OF
   SECURITIES TO            TO BE           TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
   BE REGISTERED         REGISTERED       REGISTERED       PER UNIT       OFFERING PRICE          FEE
--------------------  -----------------  ------------  ----------------  ----------------  ----------------
  common stock          610,000 shares     $61,000         $ N/A             $61,000            $15.25
 ($0.001 par value)
--------------------  -----------------  ------------  ----------------  ----------------  ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION: December 12, 2001

                       WRAP-N-ROLL USA, INC.

                       610,000 Common Shares


     This prospectus covers 610,000 shares of the common stock of Wrap-N-Roll USA, Inc. The persons named herein under the caption "selling security holders" are offering all of these shares for sale. We will not receive any of the proceeds from the sale of shares by the selling security holders. There is no established public trading market for our common stock, and a market may not develop in the future.

     PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS
PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is ______________, 2001

                        PROSPECTUS SUMMARY

     In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in Wrap-N-Roll discussed under "Risk Factors" before you decide to buy shares of our common stock.

Our Company

     Wrap-N-Roll provides specialized advertising services to businesses of all sizes using large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, we offer businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message.

     Our principal executive offices are located at 1056 East
Platinum Way, Sandy, Utah 84094. Our telephone number is (801) 576-
8073.
Summary Financial Information

     Income Statement Data

                           Nine Months
                             Ended       Years ended December 31,
                      September 30, 2001    2000        1999

Revenue                      $256,116     $    -0-    $   -0-
Gross profit                 $ 65,768     $    -0-    $   -0-
Total expenses               $ 60,250     $ 10,700    $   835
Total other income           $    250     $   (242)   $   (49)
(expense)
Net income (loss)            $  5,768     $(10,942)   $  (884)

     Balance Sheet Data

                                        As of       As of December 31,
                               September 30, 2001    2000        1999

Total current assets                  $ 80,468      $10,289     $9,400
Total assets                          $106,899      $10,289     $9,400
Total current liabilities             $ 83,154      $12,629     $  798
Long-term debt                        $ 20,317      $   -0-     $  -0-
Total stockholders' equity (deficit)  $  3,428      $(2,340)     $8,602
equity (deficit)

The Offering

     As of the date of this prospectus, we have 11,000,000 shares of our common stock issued and outstanding. This offering is comprised of securities offered by the selling security holders only. The selling security holders are offering a total of 610,000 shares of our common stock to the public at a price to be determined later. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We plan on paying the offering expenses out of revenue from operations.

                           RISK FACTORS

     Prior to making a decision to invest in Wrap-N-Roll common stock, prospective investors should carefully consider, together with other matters referred to herein, each of the following risk factors.

     We are a new business and investment in our company is risky. We have an extremely limited operating history so it will be difficult for you to evaluate an investment in our stock. We have limited experience and a short history of operations with respect to marketing our specialty advertising. We have had only minimal revenues and we cannot assure that we will be profitable. As a young company, we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the development stage.

     We have limited resources with which to pursue our business, so our growth will be limited. We will not receive any of the proceeds of this offering, so that at present all of our operations and business development must be funded internally from revenue we generate from selling our specialty advertising. For the nine months ended September 30, 2001, net cash provided by operations was $57,791. As a result of our limited revenue it is likely the growth and development of our business will be limited as well. In order to substantially expand our operations in a relatively short period of time, we will need to raise capital from other sources. We have no plans or arrangements for raising new capital to expand our operations, and we have no reason to believe that new capital will be available to us on acceptable terms.

     We may seek capital from other sources, which could dilute your interest in Wrap-N-Roll. Since our goal is to expand and develop our business, it is likely we will seek additional capital in the future. Although we have no plans or arrangements for obtaining new capital at the present time, it is likely that any such plan that may arise in the future will involve the sale of additional shares of common stock or securities convertible to, or exercisable for, common stock. In these circumstances, your percentage ownership interest in Wrap-N-Roll would be diluted and you would not benefit from the capital we obtain unless we are successful in using that capital to substantially improve operations and enhance the value of equity ownership in Wrap-N-Roll.

     Our lack of market studies may impair our ability to attract customers. We have market studies of consumer impressions resulting from graphic advertising on truck fleets using the interstate highway system that we use in marketing our service, but we do not have any market studies that show how many consumer impressions result from graphic vehicle and building advertising in local metropolitan markets. Consequently, we are only able to market our service by analogy, which is not the same as having meaningful data on consumer impressions in local markets to compare to more traditional advertising media, such as television, radio, newspapers, and billboards. This places us at a disadvantage when trying to get a customer to switch advertising dollars from traditional media to our advertising service. We do not have the resources to pay for our own market study, so unless an unrelated source conducts such a market study we can use, we will labor under this disadvantage for the foreseeable future.

     We sell only 3M graphic image advertising applications, so the number of printers and installers we can use is limited. 3M is the major supplier of vinyl graphic image material in the United States, and we sell only 3M products because of their reputation for quality and durability. There is only one printer certified by 3M to produce its graphic image products in the Salt Lake City area. Further, there are only two installers in the Salt Lake City area certified by 3M to install its graphic image products. If, in the future, we expand our business to other metropolitan areas, we expect there will also be a limited number of 3M certified printers and installers in those areas. The limited number of printers and installers has not affected our operations to date, probably because our operations recently commenced and have been very limited. However, if our operations grow substantially, then the limited number of printers and installers in our area may impair our ability to deliver installed product on a timely basis to customers and adversely affect marketing of our advertising service and expansion of our business.

     We may face competition from our printers and installers that could adversely affect our business. We do not have non-compete agreements with any of the printers or installers we use to produce and install the advertising products we sell. Consequently, any of them could elect to implement a strong in-house marketing program to eliminate us as the "middle man" with existing and future customers. If one of our printers or installers where to implement such a program, it could adversely affect our sales and operations.

     A substantial portion of our sales are to a single customer, so the loss of that customer would adversely affect our business. During the nine month period ended September 30, 2001, approximately 95 percent of our sales were made under an agreement with one customer. If we lose this customer or the customer makes a significant reduction in orders, we would be forced to substantially curtail our operations unless and until we found new customers to replace the revenue. This reduction in operations would impair our development and adversely affect our results of operations.

     If our product causes damage, we may be liable. Although we have received no complaints of damage from the graphic material applied to our customers' vehicles and buildings, the possibility exists that damage to the surfaces of vehicles or buildings could arise. Product warranties from the manufacturer of the material may not cover all such claims, in which case we could be liable for the damages. Such an unexpected expense would adversely affect our results of operations. Further, damage from the graphic material could adversely affect our ability to attract new customers for our advertising service.

     Our success is dependent on the efforts of only two employees. We have only two employees, which includes our president. Consequently, the development and success of our business is dependent on the efforts of only a small number of persons. If we were to lose the services of one or both of these employees, we may not be able to find suitable replacements capable of effectively advancing our business.

     The lack of liquidity in our stock may make it difficult for you to sell your shares. Presently there is no public trading market for our common stock. The likely effect of the restrictions imposed by the Penny Stock rules and lack of an active trading market for our shares will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock, and increased transaction costs for sales and purchases of the stock as compared to other securities. The lack of liquidity or inactive market for your stock may cause you to lose money on an investment in our stock.

                   INFORMATION ABOUT WRAP-N-ROLL

Our periodic reports

     We currently file periodic reports pursuant to the Securities and Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information are filed electronically with the Securities and Exchange Commission ("SEC"). The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically. Our annual and quarterly reports will not be sent to security holders but can be obtained utilizing this web site.

Information not in this prospectus

     We will provide without charge to each person who receives a prospectus, upon written or oral request of such, a copy of any of the information that was incorporated by reference in this prospectus. Any person with such request should contact:

         Wrap-N-Roll USA, Inc.
         Attention: Investor Relations
         1056 East Platinum Way
         Sandy, Utah 84094
         Telephone: (801) 576-8073

Forward Looking statements

     This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may", "will", "should", "except", "anticipate", "intend", "estimate", "continue", "believe", "expects" or other similar words. Similarly, statements that describe Wrap-N-Roll's future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                          USE OF PROCEEDS

     We will not receive any proceeds from the sale of the securities by the selling security holders.

                      DESCRIPTION OF BUSINESS

Background

     We were incorporated under the laws of the State of Nevada on September 26, 1997 under the name Oxy General Corporation for the purpose of seeking a business in which to participate. In June 1999, Cliff Halling, our president, personally purchased 10,000,000 shares of our common stock for $10,000. Our sole officer and director at that time was Ken Kurtz, who resigned his positions in favor of the appointment of Mr. Halling. Messrs. Halling and Kurtz were both employed by Canton Financial of Salt Lake City in 1997, where they met. In the spring of 1999 Mr. Halling expressed to Mr. Kurtz his desire to develop and operate a business, and Mr. Kurtz offered to sell him a controlling interest in Wrap-N-Roll so that he could use the corporation for developing a business. We were not engaged in any active business operations until October 2000. In 2000 we developed internally a business plan for marketing specialty advertising services, which we began in October 2000. On November 17, 2000, we changed our name to Wrap-N-Roll USA, Inc. to better suit our new business.

Business

     We provide specialized advertising services to businesses of all sizes emphasizing on large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, we offer businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message. We do not intend to actively seek any business acquisitions in the foreseeable future and acquisitions are not part of our plan for developing the business.

     Our services include stationary and mobile advertising services. Stationary advertising services are defined as advertising services provided by us utilizing stationary mediums for the display of the advertising message. Such mediums include buildings, windows and storefronts. Mobile advertising services are defined as advertising services provided by us utilizing mobile mediums such as a motor vehicle, for the display of the advertising message.

     Currently, we sub-contract out the design, layout, printing and installation services to third party providers. We market the advertising product produced and installed by others, so we do not maintain any production facilities or inventory for our business. We conduct our business from our sales office and all sales calls are made at the location of the prospective customer. We charge advertisers either a fixed fee on a project-by-project basis or provide continuous services billed on a contract basis. We coordinate the logistics of the printing and installation process and when requested, negotiate contracts with third party building or motor vehicle operators for the purposes of displaying an advertiser's message on their properties or vehicles. Where the advertising will remain on a property or vehicle for more than one month, the advertiser is required to pay a monthly advertising fee, half of which we retain and half is paid to the owner of the building or vehicle on which the add is displayed. The monthly advertising fee is between $500 and $1,500 per month depending on the size of the ad and whether it is placed on a building or vehicle.

     We have no exclusive marketing rights for any graphic image products. However, we offer only 3M graphic image advertising applications because we believe this product has superior quality, which is backed by a warranty from 3M that protects our clients. There is one printing company, ProGrafix International, Inc., based in Layton, Utah, that is a 3M certified printer, so we rely solely on this supplier to print our advertising projects.

     Each printing job is bid out separately based on the size and complexity of the project. In our experience, the cost of printing the advertising material is approximately $6.50 per square foot depending on the complexity of the design. Since each print order is bid individually based on the complexity and size of the order it is not possible to enter into a contract with ProGrafix that fixes the price for graphic product. Print jobs are usually completed within four to seven days following the date of order, and we have not experienced any completion delays that would affect our customers. Each print job is ordered separately through a written purchase order that sets the price, quantity, and estimated delivery date, but contains no other provisions for termination, quality control, or remedies for breach. While there are other companies other than 3M that produce graphic image advertising applications, we do not believe based on our own evaluation of the products, that they have the same quality and warranty protection as 3M products. Consequently, the loss of our relationship with our printer could force us to seek other sources of product that would not have the same features as 3M products that we believe are positive selling points, which could adversely affect our sales effort. We have experienced no problems or delays in obtaining printed material from ProGrafix as required to fulfill our purchase orders on a timely basis. We believe our relationship with ProGrafix is good and that ProGrafix can meet all of our needs for printed material for at least the next 12 months.

     We use the services of two local 3M certified installers.
One of the installers, ProGrafix, has several installation employees on staff. Each installation is bid out separately based on the size and complexity of the project. In our experience the cost of installation is approximately $4.00 per square foot depending on whether it is a flat installation or installation on a contoured surface, such as an entire vehicle. We have not experienced any problems in obtaining installation services as required to service our customers, so we have not found it necessary to enter into long term contracts to ensure installation services are available as needed. Each installation is ordered separately through a written invoice that sets the price, describes the installation, and estimates the completion date, but contains no other provisions for termination, quality control, or remedies for breach. Should our operations grow substantially we may seek to establish long-term relationships to ensure these services are available as needed, but we have not investigated whether any long-term contracts are available on terms that would be acceptable to us.

     Since we sell 3M products printed and installed by certified 3M suppliers, our clients are entitled to rely on 3M's warranty. No assignment of warranty from us is required, since the warranty is extended by 3M directly to our customers through the certified 3M suppliers we use. Depending on the product and where it is used, 3M guarantees that the graphic will be free from manufacturing defects, premature failure, and loss of adhesion for one to eight years. Under the warranty 3M will replace or refund the price of any graphic material that does not meet its warranty. Since we rely on the 3M warranty for the advertising product we sell, Wrap-N-Roll does not offer it own warranty or guarantee of performance.

     Payment by us for services to both the printing and installation companies are made at completion of the project. As our relationship with these companies grows, we anticipate that we will enter into written contracts and seek more favorable payment terms.

     We determine our fees based on the size of the printing project and the complexity of the design and installation. We charge approximately $14.00 per square foot of material installed, which includes all of the printing and installation. Additional fees are billed for the rights to display the advertising message on a third party building or motor vehicle unrelated to the advertiser.

     The advertiser is expected to pay an initial installment fee to begin development of the wrap, which takes approximately two weeks to design, develop and print. The advertiser provides its advertising artwork to us and we sub-contract a local designer to design, develop and print the large format digital advertisement on a vinyl substrate. We then sub-contract a local 3M certified installer to install the advertising message. An additional payment is made at completion of the installation of the advertising message. Contract services are based on one-month, three-month, six-month, or one-year contracts to display an advertiser's message on a third party building or motor vehicle and are billed monthly.

Mobile Advertising Services

     We believe American businesses spend substantial sums annually to promote their advertising messages through a variety of media including TV, radio, newspaper, magazine, direct mail, telemarketing, billboards, signs and more recently, the Internet. The goal of the advertiser is to utilize the media that reaches the advertiser's target audience in the most cost-effective manner and to repeatedly transmit its message to generate brand recognition and stimulate a purchase.

     We believe more and more businesses are finding that they can gain additional exposure and brand recognition by displaying their company's logo or advertising message on vehicles driven by their employees or others. The motor vehicle, which is wrapped with the advertiser's message, is driven in high traffic areas where the advertiser's message can be displayed to other motorists. Occasionally the motor vehicle may also be parked in high traffic areas where the permission has been granted or purchased for the rights to park and display a vehicle.

     We believe that this method of advertising can compete for advertising dollars against methods that businesses typically allocate to reach the mobile public, such as radio and billboard advertising, because of the novel way in which this method attracts attention. We have not performed any market studies to determine whether our method of advertising will be accepted in local markets. Our belief regarding the marketability of our advertising product is based on marketing material produced by 3M containing information on studies done in the trucking industry. As stated in these 3M materials, a survey conducted by RY&P, a major advertising agency in the leisure and travel industry, showed that

     * 96 percent of respondents noticed the words and pictures displayed on trucks,

     * 98 percent of respondents said fleet graphics created a positive image for the company, and

     * 96 percent of respondents said fleet graphics had more impact than billboards.

     We believe that our advertising product will have similar impact in local markets as in the trucking industry.

     To reach the mobile public, we seek to have the vehicles we wrap with advertisement driven in high traffic areas. As such, we expect that wrapped vehicles will be driven primarily in metropolitan markets that have populations in excess of 200,000 people.

     The primary geographic market, in which we expect our wrapped vehicles to be driven, includes various metropolitan areas in the state of Utah, with a combined population of approximately 875,000. If we are successful in establishing our business in Utah, we will explore opportunities for expanding our business to other metropolitan areas in the western United States. We have not evaluated any other metropolitan areas for expansion of our business. If our business achieves a level of success that we believe supports expansion in other areas, we expect we will first evaluate Denver, Colorado, Phoenix Arizona, or Las Vegas, Nevada because they are the metropolitan areas with the largest populations in closest proximity to Salt Lake City.

     The vehicles used for mobile advertising services are either provided by the advertiser, its employees, private parties or, to a limited extent, by us. When vehicles leased us are to be utilized, our sales representatives and other employees are expected to drive the vehicle to sales appointments or on company errands traversing through high traffic areas to display the advertiser's message to other motorists. From time to time, the drivers of the wrapped vehicles are also expected to pass out the advertiser's fliers and coupons.

     As indicated, we may also sub-contract with private parties to have their vehicles wrapped. We expect to pay these parties a monthly fee to have the advertiser's logo wrapped on their car.
We seek to target individuals who drive newer model cars and whose occupations demand frequent travel in high traffic areas. We prefer utilizing vehicles owned by private parties that have a unique design that stands out among other vehicles and provides the greatest opportunity to attract attention. We currently own our ban and lease one Volkswagen Beetle for advertising use. We have received calls from private owners of other types of vehicles interested in using their cars for advertising. We may use other models and years of cars to display advertisements depending on various factors including cleanliness of the vehicle, market demand, availability of vehicles and the willingness of the contracted private party to actively draw attention to the vehicle, and cost.

     We own one vehicle and lease another. Currently we have wrapped an additional 115 vehicles for clients.

     The vehicles wrapped with an advertisement are in operation primarily during the hours of 8:00 AM to 5:00 PM, five days a week. However, because the wrap remains on the vehicle during the entire terms of an advertiser's contract, the advertisement is displayed anytime the vehicle is driven which may be at any hour during any day of the week.

     The vehicles are wrapped with a non-corrosive vinyl material, which remains on the vehicle during the term of the advertisers contract. The special material allows parties within the vehicle the ability to see out of the windows, while parties on the outside of the vehicle only see the advertising message. Upon completion of the contract, the wrap is easily removed and disposed of without any adverse effect on the vehicle or the environment.

Stationary Advertising Services

     We seek to target businesses for the purposes of providing large format, high resolution, and digital printing advertisements that the business can display on exterior windows of their buildings. Until recently, advertisements displayed on windows of certain businesses have been hand-painted, or have been large format posters taped to the interior of an exterior window.

     We provide what we believe to be a superior, cost-effective alternative. The advertisements displayed by us are substantially more attractive and last longer than traditional display methods.

     The material used for our stationary advertising services is the same as what is used for our mobile advertising services. The exterior windows are covered with a non-corrosive, thin-film, vinyl material that allows parties within the building the ability to see out of the windows, while parties on the outside of the building only see the advertising message. An advertising message can be installed on a typical 4' x 5' window in approximately 15-20 minutes. The material can withstand all types of weather conditions and is expected to display a quality image for up to three years.

     Currently, we have 10 customers for our stationary advertising services.

     We perform installation services for our clients on ground level installations. For all other types of installations, we expect to sub-contract with independent third party installers.

     Prices on projects are expected to vary by size of the advertisement, window height from ground level, timing of the installation and overall complexity of the installation.

Marketing

     Initially, we seek to target businesses in the Salt Lake City area to advertise utilizing our stationary or mobile advertising programs. We seek to attract national advertisers as well.

     According to the Utah Chamber of Commerce, there are approximately 53,000 businesses along the Wasatch Front in the state of Utah, with a majority residing in the greater Salt Lake
City metropolitan area.

     For our mobile advertising services we seek to target businesses with sizable fleets of vehicles such as delivery or transportation companies. For our stationary advertising services, we seek to target building owners and businesses with window exposure.

     To date, we have attracted a limited clientele through telemarketing, canvassing and word-of-mouth advertising. We plan to implement a regular routine of telemarketing and canvassing to attract additional clientele and expect most of our clientele to come from these methods of marketing. Additionally, we have been advertising our services by wrapping a company-leased vehicle with our own logo and implementing the advertising methods that we offer to our clientele. We also expect to market our services at trade shows. We have established an Internet web site, www.wrapnrollusa.com, that we use as an online brochure to which we can refer potential clients for examples of out large format graphic advertising. We do not intend to rely on our website or the Internet as the primary method for marketing our advertising.


     Additionally, we expect to attract a portion of our clientele through publicity generated by radio, television and newspaper because the uniqueness and novel way in which we provide advertising services for businesses.

     In June 2001, we entered into a Joint Agreement with Newspaper Agency Corporation, the company that distributes daily newspapers in the Salt Lake City area, to sell advertising for display on 50 vans operated by the Newspaper Agency Corporation. We sell the advertising to clients that will be displayed on the vans. We also arrange for printing and installation of the advertising. The client pays for the printing and installation of the adverting, which is estimated at $500 for one side of a van and $1,000 for an entire van. The client also pays a monthly advertising fee for the duration that the ad is displayed on the van of $500 for one side and $1,500 for an entire van. The monthly advertising fee is divided equally between Newspaper Agency Corporation and us. The agreement is for an initial term of one year. If we terminate the agreement early, Newspaper Agency Corporation is entitled to all monthly advertising fees payable on advertising arrangements in place at the time of termination. If the Newspaper Agency Corporation terminates the agreement early, we are entitled to receive our one-half share of all monthly advertising fees payable on advertising arrangements in place at the time of termination. The agreement is non-exclusive, so either party can enter into similar agreements with others. Sales to the Newspaper Agency Corporation accounted for 95 percent of out sales revenue during the nine-month period ended September 30, 2001.

     In May 2001, we entered into a joint agreement with Jose Dicenzo, which is essentially identical to our agreement with the Newspaper Agency Corporation. However, we currently anticipate that Mr. Dicenzo will provide 20 panel trucks for the advertising and most of our advertising sales activity under this agreement will focus on advertising during the two-month period beginning 30 days before and 30 days after commencement of the 2002 Winter Olympic Games in Salt Lake City scheduled to begin February 8, 2002.

     Our stationary advertising operations are affected by weather to the extent adverse weather limits the abilities of our installers from making installations. As such, we expect revenues to fluctuate, to a limited extent and be greater during the spring and summer seasons. We do not foresee seasonal factors affecting our mobile advertising operations.

     It is not possible to predict what impact economic conditions may have on our operations. During a period of decline in the economy it is possible that businesses will reduce the amount they spend on advertising, which could have a negative impact our marketing efforts. Further, advertisers may want more favorable payment terms during an economic decline or have difficulty paying for our service on a timely basis, which would adversely affect our operating cash flow.

Government Regulation

     There is no direct government regulation of our business. Businesses that purchase our advertising products may have to comply local ordinances that specify the size and location of signage and other displays. It is the responsibility of the business owner to comply with these ordinances, and affects us only to the extent that the business owner's decision as to size and location of the advertising purchased may be limited.

Competition

     We compete with several local advertisers who utilize large format digital printing for automobile wraps or building advertising, most of whom have substantially more resources than we. We intend to compete with these businesses on the basis of the quality of the 3M products we offer and service in completing the installation for our clients. We also compete, to a lesser extent, with printing companies that provide large format printing services on vinyl substrates.

     Our printer, ProGrafix, offers its services generally to anyone requiring large format printing. We have no knowledge, however, that ProGrafix has an established sales force proactively pursuing direct sales of advertising to businesses using large format graphic display. ProGrafix could attempt to implement such a marketing effort in the future, which could adversely affect our sales. Because there are only a few large format digital printers in our geographical area, such competition could negatively affect our financial results. As we grow and obtain additional capital, we may seek to acquire our own printing facilities to minimize this dependence. However, we have no plan to do so at the present time and may never do so.

     Additionally, we compete with other advertising and marketing companies who generate revenues utilizing a variety of advertising and marketing methods. These marketers include, among other types, television and radio stations, magazines, newspapers, telemarketers, billboard companies and Internet marketers. Most of these businesses and marketing methods have been around for years and have proven successful for advertisers, whereas our methods are relatively new and unproven. Also, it can be assumed that most if not all of these companies have substantially more resources than we.

Offices

     We are currently operating from the home of our president at 1056 East Platinum Way, Sandy, Utah 84094, who provides office space, utilities and computer access. The office space consists of approximately 100 square feet, and no other business is conducted from this location. Through the calendar year ending December 31, 2000, we were not charged for these expenses due to our minimal operations. On January 1, 2001, we entered into a Rental/Utilities Agreement with Cliff Halling for use of office space in his home at a base rent of $100 per month. The agreement is a month-to-month rental arrangement. We also agreed to pay a base utilities/miscellaneous expense of $100 per month to cover phone, fax, Internet, computer use, and other office items needed for the operations of Wrap-N-Roll. Our business is marketing the specialty advertising products we offer, and we rely on independent suppliers to manufacture and install the advertising. We need no more than a sales office to maintain records for our operations, since all sales calls and meetings with customers are conducted at their locations. Consequently, we believe our office space is adequate for our current operations. If we are successful in achieving our sales goals by the end of 2001, we may hire additional sales and clerical staff and seek larger office space to house our operations.

Insurance

     We maintain liability and collision insurance on our leased vehicles in amounts required by the lessor. We believe the amount of insurance we currently maintain on these vehicles is adequate.

     The private parties with whom we sub-contract to wrap and drive their own vehicles are expected to sign a waiver with us representing that they carry adequate insurance, and further represent to indemnify and hold us harmless from any and all claims arising from operation of their vehicles.

Employees

     We have two full-time employees, one of which is our President and the other a salaried sales person. Our employees have general sales experience with products and services, including two years of combined experience in selling advertising. Our staff is adequate for our current operations. However, the fact that we have only two persons marketing our advertising services means that our ability to exploit our market is limited by the hours these individuals can commit on a full-time basis. Consequently, the rate of growth of our business is slower than what we could accomplish if we could afford a larger number of employees. With our current staff we believe we can increase our revenues to an annual run rate of approximately $750,000 by the end of June 2002. If we are successful in growing our business to this level, we intend to add employees in both sales and clerical positions to increase our rate of growth.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

     Wrap-N-Roll is a marketing company for specialty advertising in the form of large format digital printing on perforated and non-perforated vinyl substrates that can be applied to the exterior of buildings, windows, and motor vehicles. We began this business in October 2000, but did not have any revenue from the business until the first quarter of 2001. Before then we had no business operations, so our specialty advertising business is a new venture for Wrap-N-Roll with less than one year of operations.

     Our business is not capital intensive because we do not require production or storage facilities to operate our business. We rely on third party suppliers to produce and install the advertising product we sell, and we place orders with suppliers only against purchase orders we receive through our marketing efforts. The cost of production and installation of the advertising product averages 74 percent of the total invoice price.

     Our operations recently commenced at the end of 2000 and we do not have a history of operations from which we can evaluate our ability to generate revenue at sufficient levels to sustain and develop our operations without outside financing. We emphasize that it is management's belief alone regarding the potential market for our advertising product that serves as the basis for pursuing this business. Furthermore, 95 percent of our sales revenue during the first nine months of 2001 was derived from a single customer, the Newspaper Agency Corporation, so that the loss of this customer or a substantial reduction in its orders for our advertising product would result in a substantial reduction in our sales revenue. If our belief about the market for our product is wrong or if the Newspaper Agency Corporation reduces its orders for our product before we find other customers to replace that revenue, then our sales revenues will likely stagnate or decrease and our ability to sustain and develop the business will be substantially impaired. In these circumstances we would likely need to seek outside financing to sustain our operations, and we do not know whether financing would be available on acceptable terms. The foregoing factors raise substantial doubt about our ability to continue as a going concern.

Results of Operations
Nine Months and Three Months Ended September 30, 2001 and 2000

     For the nine months ended September 30, 2001 and 2000, Wrap-N-Roll had sales revenue of $256,116 and $0, respectively. For the three months ended

September 30, 2001 and 2000, we had sales revenue of $213,976 and $0, respectively. The increase in sales revenue is a result of implementing our principal business operations during the last quarter of 2000, which resulted in sales revenue beginning in 2001.

     Revenue has steadily increased since the first quarter 2001, so that our average monthly revenue rate over the first nine months of 2001 was approximately $28,457. Our goal is to increase monthly revenue by at least 10 percent each month over the next 12 months. At present our marketing effort is limited to personal sales calls we initiate with business owners in the Salt Lake City metropolitan area. We have set as a sales goal an average of 20 van advertising installations and 10 installations on other vehicles per month. We have not implemented any other form of advertising or marketing for our advertising product and believe we can achieve our sales goals over the next 12 months with direct sales efforts. We believe the revenue we generate internally from marketing our specialty advertising products with our current personnel and resources will be adequate to cover our costs of production and operating expenses through the next 12 months.

     For the three months and nine months ended September 30, 2001, our cost of goods sold was $153,574, or 72 percent of sales revenue for the quarter, and $190,348, or 74 percent of revenue for the nine-month period. Cost of goods sold includes the cost of production of the advertising material we sell and its installation.

     General and administrative expenses and selling expense were $60,250 for the nine month period ended September 30, 2001, compared to $2,395 for the nine month period ended September 30, 2000, and $31,039 for the three month period ended September 30, 2001, compared to $670 for the three month period ended September 30, 2000. The increase in these expenses is a result of implementing our principal business operations during the last quarter of 2000, which resulted in a substantial increase in operating expenses through the first nine months of 2001.

     Our operating expenses consist primarily of salary for our two employees, office expenses, and professional fees incurred to comply with our reporting obligations under the Securities Exchange Act of 1934 and the filing of a registration statement for selling stockholders under the Securities Act of 1933 in July 2001. The total salary expense for Cliff Halling, our president, was $25,376 through September 30, 2001, or 9.9 percent of sales revenue, and his monthly salary is $4,000 through the remainder of 2001. We pay to our sales person a salary of $3,000 per month, which began in August 2001. Our vehicle leasing and purchase obligations total $807 per month, which includes approximately $300 payable over a three-year term for the leased vehicle and the remainder payable over a five-year term for the vehicle being purchased. Our office rent and utilities through the first nine months of 2001 was $1,800, and we expect our office expense will remain at a rate of approximately $200 per month through the end of 2001. Professional fees were $17,948 during the first nine months of 2001, but of this amount approximately $10,944 is attributable to the registration statement we filed for selling stockholders, which we do not expect to recur as an expense in 2002.

     Wrap-N-Roll had two cars under operating leases expiring 2003. On April 21, 2001, we purchased a new van to replace one of the cars. To finance the purchase, Cliff Halling, our sole officer and director, paid $1,000 to the financing agency. This payment made by Mr. Halling for our benefit was applied to reduce his outstanding obligations payable to us. Wrap-N-Roll also assigned the operating lease for the original car to the financing agency and recognized a $1,500 gain on the assignment. The remaining $26,868 was financed through an unrelated financing agency at an effective interest rate of 6 percent. Gain on assignment of operating lease for the nine-month period ended September 30, 2001, was $1,500, and was $0 for the comparable period in 2000.

     Interest expense for the nine-month periods ended September 30, 2001 and 2000, was $1,522 and $55, respectively. Interest expense for the three-month periods ended September 30, 2001 and 2000, was $663 and $20, respectively. We also recognized interest income of $272 for the three and nine-month periods ended September 30, 2001, on a note receivable from Cliff Halling.

     As a result of the foregoing factors, Wrap-N-Roll realized net income of $5,768 for the nine-month period ended September 30, 2001, compared to a net loss of $2,450 for the nine month period ended September 30, 2000, and net income of $28,972 for the three month period ended September 30, 2001, compared to a net loss of $690 for the three month period ended September 30, 2000.

Liquidity and Capital Resources

     At September 30, 2001, we had a working capital deficit of $2,686, compared to a working capital deficit of $2,340 at December 31, 2000.

     Current assets consist primarily of cash in the amount of $61,980, accounts receivable of $3,489, and notes receivable from Cliff Halling, our president and sole director, in the amount of $14,727. Prior to July 2001, Wrap-N-Roll advanced a total of $15,027 to Mr. Halling, which is represented by a note payable to Wrap-N-Roll bearing interest at 7 percent per annum and due on demand. We made a further advance to Mr. Halling in the amount of $2,500 represented by a note dated August 1, 2001, bearing interest at 7 percent per annum and due on demand. Mr. Halling has repaid $2,800 on the notes, so that the outstanding balance at September 30, 2001, was $14,727 with accrued interest of $272. We do not have any present intention of making further advances to Mr. Halling.

     Current liabilities consist primarily of $41,779 in accounts payable and accrued expenses, $19,536 of accrued payroll due to Cliff Halling, $16,671 on a note payable to Ken Kurtz, a stockholder, and $4,881 of current portion of long-term debt incurred to purchase our van. Ken Kurtz loaned to us $712 through April 2000, $10,000 in November 2000, $1,400 in April 2001, and
$5,000 in August 2001. These funds were used to fund our working capital needs. The loan for $1,400 was repaid, with interest, in July 2001. The remaining loans and their accrued interest were restructured as a new note in August 2001 in the principal amount of $16,671 bearing interest of 10 percent per annum and due on August 1, 2002. Accrued interest on this note at September 30, 2001, was $287.

     Long-term debt at September 30, 2001, consisted of $20,317 due an unrelated finance company that provided the financing on our van. The obligation is payable in monthly installments over a term of five years commencing in April 2001, bears interest at an effective interest rate of six percent per annum, and is secured by our van with a net book value of $26,431.

     If we achieve our revenue goals by the end of 2001, then we will evaluate the feasibility of adding two employees; one sales person and one clerical person. New employees will be added only if our operations can support the new employees without outside financing and if we believe the addition of these employees will enable us to penetrate our market more effectively. An increase in our operations and the number of employees may require us to seek larger office space during the first six months of 2002 to house our marketing and service personnel. Should this growth occur, we do not expect that we would need more than approximately
600 square feet of office space. We believe that there is an adequate supply of office space in Salt Lake County, Utah to meet our need for larger space, should it arise. Based solely on our informal investigation of office space, we believe we could find suitable space to rent for $12 per square foot per year, or a total of $7,200 per year for 600 square feet.

     Wrap-N-Roll began generating sales revenue from its business operations since the beginning of 2001. Consequently, we do not have a history of operations that allows us to predict with any certainty whether our sales will continue at current levels or increase over the next 12 months. Assuming we can maintain our current level of sales revenue, we believe we can fund our operations internally over the next 12 months. However, 95 percent of our sales revenue in the nine-month period ended September 30, 2001 was derived from a single customer, the Newspaper Agency Corporation, so a substantial reduction in orders from this customer that we are unable to make up with new sales would severely affect our operations and impair our ability to continue as a going concern. Our agreement with the Newspaper Agency Corporation is for a term of one year expiring in June 2002, but can be terminated by either party at any time. We believe our relationship with the Newspaper Agency Corporation is good, and have no reason to believe the agreement will not continue through June of 2002.

     In the past Cliff Halling, our president and sole director, agreed to defer payment of his compensation when we did not have sufficient revenue to pay the expense. We have no agreement or arrangement with Mr. Halling to renew this practice in the future, should the need arise. We have also relied in the past on loans from Ken Kurtz, a stockholder, to provide working capital for our operations. We similarly have no agreement or arrangement with Mr. Kurtz to provide financing in the future. Should there be a substantial reduction in our sales revenue at any time over the next 12 months it is likely we would need to seek outside financing to fund our operations. We have not identified any sources for such financing and we do not know whether any financing would be available to us on acceptable terms.

                            MANAGEMENT

Directors and Executive Officers

     The directors and executive officers currently serving us are as follows:

NAME            AGE      POSITION HELD              SINCE
------         -----    ---------------            -------

Cliff Halling   39      President, Secretary,        1999
                         Treasurer and Director

     The directors named above will serve until our next annual meeting of stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors or in accordance with any employment agreement, the terms of which may be further described in this prospectus. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

     Our directors and officers will devote such time to our affairs on an "as needed" basis. As a result, the actual amount of time, which they will devote to our affairs, is unknown and is likely to vary substantially from month to month.

Biographical Information

     Cliff Halling has over ten years experience in management, marketing and training. Mr. Halling has been our president, secretary and sole director since June 1999. During this period he was employed as a sales person by Citybest.com, Inc., in Salt Lake City from March 2000 to August 2000, where he sold to local businesses the right to advertise themselves through the Citybest website, which aggregated listings for local businesses offering a variety of products and services. From July 1998 to June 1999, Mr. Halling owned and operated as a sole proprietorship DirectShop.Net - an Internet Web Site he developed to provide consumer exposure for retail firms. From June 1997 through July 1998, Mr. Halling was employed to research and evaluate real estate acquisitions for Canton Financial, a real estate and financial consulting firm in Salt Lake City, Utah. During this time Mr. Halling served from February 20, 1998 to May 1, 1998 on the Board of Directors of Flexweight Corporation, a shell public company seeking a business opportunity in which to participate. Mr. Halling resigned as a director before Flexweight acquired any interest in a business. From November 1995 through May 1997, Mr. Halling was employed by United Parcel Service, West Valley City, Utah, to train and supervise approximately 20 package examiners.

Section 16(a) Filing Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of Wrap-N-Roll and persons who own more than ten percent (10%) of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to Wrap-N-Roll. Based on the copies of filings received by Wrap-N-Roll, Cliff Halling, our sole officer, director, and beneficial owner of more than ten percent of the equity securities of Wrap-N-Roll registered pursuant to Section 12 of the Securities Exchange Act of 1934 was late in filing his Form 3, did not file a Form 4 reporting one sale of common stock to his relatives, and was late in filing a Form 5 reporting the sale transaction to relatives he failed to file on Form 4.

                      EXECUTIVE COMPENSATION

     We have only one executive officer, Cliff Halling who serves as our president, secretary, and treasurer. No compensation was paid to Mr. Halling for his services in any of the three fiscal years ended December 31, 2000, 1999, and 1998.

     On January 1, 2001, we entered into a three-year
Employment Agreement with Cliff Halling for his services as president, secretary, and treasurer. Under the original agreement Mr. Halling received a monthly salary of $1,000, but on April 1, 2001, we revised the agreement to provide for a monthly salary of $4,000. Mr. Halling agreed to accrue the monthly salary until we have sufficient net income to pay the expense. At September 30, 2001, the amount of unpaid salary was $19,536. Under the Employment Agreement Mr. Halling is entitled to participate in any health insurance, life insurance, stock option, retirement, pension, or profit-sharing programs we establish for the benefit of employees, but we have yet to establish any such benefits or plans and have no intention of doing so at the present time. Wrap-
N-Roll has the right to terminate the Employment Agreement on thirty days written notice in the event of a sale of substantially all our assets, the sale or disposition of shares representing more than 50 percent of the outstanding common stock of Wrap-N-Roll, or a merger or consolidation after which our stockholders immediately prior to the transaction hold less than 50 percent of the issued and outstanding shares after the transaction.

     We have no "key person" life insurance coverage on the life of our sole officer and director, and have no present intention to purchase such coverage, due to its prohibitive cost.

                      PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold five percent or more of our outstanding common stock. Also included are the shares held by all executive officers and directors as a group. The only person who holds more than five percent of our stock is our sole officer and director.

                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER      BENEFICIAL OWNER         PERCENT OF CLASS
------------------------      --------------------     ----------------

Cliff Halling                      9,990,000                90.8%
1056 East Platinum Way
Sandy, Utah 84094

All Executive Officers &
Directors as a Group
(One Person)                       9,990,000                90.8%

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective June 1, 1999, we issued to Cliff Halling, an officer and director, a total of 10,000,000 shares of common stock for $10,000 cash.

     During the fourth quarter of calendar year 2000, we made several non-interest bearing advances to Cliff Halling, our president, totaling $7,230. During the first six months of 2001 we made further advances totaling $12,797, and during this period $5,000 of the advances were repaid to us, so that the total amount of the outstanding advances was $15,027. On July 1, 2001, Mr. Halling issued to us a note in the principal amount of $15,027 bearing interest at the rate of seven percent per annum that is payable on demand to memorialize his obligation to Wrap-N-Roll. Mr. Halling paid $1,000 for our benefit to an unrelated financing agency in connection with the purchase of our new van in April 2001. This payment was applied to reduce his outstanding note obligation payable to us. In July 2001, we made further advances to Mr. Halling totaling $2,500, which are represented by a note in that amount dated August 1, 2001, bearing interest at the rate of seven percent per annum that is payable on demand.

     Wrap-N-Roll had two cars under operating leases expiring 2003. On April 21, 2001, we purchased a new van to replace one of the cars. To finance the purchase, Cliff Halling paid $1,000 to an unrelated financing agency and personally signed on the financing obligation secured by the van. Mr. Halling then assigned all interest in the van and the financing obligation to us for no consideration other than assumption of the financing obligation.

     Effective January 1, 2001, we entered into a month-to-month Rental/Utilities Agreement with Cliff Halling for use of office space in his home at a base rent of $100 per month. We also agreed to pay a base utilities/miscellaneous expense of $100 per month for phone, fax, Internet, computer use, and any other office items needed for the operations of Wrap-N-Roll. This agreement provides that so long as Mr. Halling has any notes payable to us, the monthly payments will be retained by us and applied to reduction of his obligation.

     In September 1997, Wrap-N-Roll issued 1,000,000 shares to
Ken Kurtz, our founding director, for services rendered in connection with our formation valued at $1,000. Consequently, Mr. Kurtz is a promoter with respect to Wrap-N-Roll. Mr. Kurtz has loaned funds to Wrap-N-Roll to cover administrative expenses. As of June 30, 2001, we had three notes payable to Mr. Kurtz in the total amount of $12,212. One note for $812 was due April 1, 2002. The second note for $10,000 was due October 31, 2001. The third note for $1,400 was due on demand. All three notes accrued interest at 10 percent per annum. Accrued interest amounted to $790 at June 30, 2001. Subsequently, the first two notes, their related accrued interest, and an additional loan of $5,000 were extended into a new note in the principal amount of $16,671 accruing interest at the rate of 10 percent per annum that is due August 1, 2002. The third note in the principal amount of $1,400 was repaid in full.

     In September 2001, Ken Kurtz entered into a plea agreement in a criminal case pending in the United States District Court, District of Nevada, case no. CR-S-00-193-KJD, pursuant to which he pled guilty to one criminal count of making a false income tax return with respect to his failure to report income on stock transactions effected through an off shore business entity.

                     SELLING SECURITY HOLDERS

     The securities are being sold by the selling security holders named in the following table. The table lists the names of the selling security holders, the relationship which the named selling security holders have had within the past three years with Wrap-N-Roll or any of its predecessors or affiliates, the number of shares of common stock held by each Selling Security Holder before this offering, the percentage of ownership held by each Selling Security Holder before this offering, the number of shares to be offered by each Selling Security Holder in this offering and the amount of common stock owned by each such Selling Security Holder after this offering is complete.

     As shown, the table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                        NUMBER OF     NUMBER OF     NUMBER OF   PERCENTAGE
                       SHARES HELD     SHARES        SHARES    OF OWNERSHIP
   NAME OF SELLING       BEFORE        OFFERED     HELD AFTER     AFTER
   SECURITY HOLDER      OFFERING     IN OFFERING    OFFERING     OFFERING
---------------------- ----------- -------------  ------------- ----------

Jan Anderson               1,000          1,000          -0-         -0-
Crown Properties, LC       2,000          2,000          -0-         -0-
David J. Gunnell Trust
  dated Oct. 14, 1994      2,000          2,000          -0-         -0-
Vicki Dean                 4,000          4,000          -0-         -0-
Kevin Denos                1,000          1,000          -0-         -0-
Steve Dunn                 1,000          1,000          -0-         -0-
Chad Eggett                2,000          2,000          -0-         -0-
Clara Evans                1,000          1,000          -0-         -0-
Faith Tabernacle of
  Peace                    1,000          1,000          -0-         -0-
Financial Educators
  of Salt Lake, LLC       10,000         10,000          -0-         -0-
Timothy Finau              1,000          1,000          -0-         -0-
Ian Frame                  1,000          1,000          -0-         -0-
LaVonne Frost              2,000          2,000          -0-         -0-
Karen Garriga              3,000          3,000          -0-         -0-
Christopher Gehring        1,000          1,000          -0-         -0-
Dawn Gehring               1,000          1,000          -0-         -0-
Frank Gehring              1,000          1,000          -0-         -0-
Tammy Gehring              4,000          4,000          -0-         -0-
Eugene Gellar              2,000          2,000          -0-         -0-
Preston Gibbs              1,000          1,000          -0-         -0-
Cliff Halling (1)      9,990,000         50,000       9,940,000     90.4
Jesse & Christina
  Halling J/T             10,000         10,000          -0-         -0-
Aimee Hill                12,000         12,000          -0-         -0-
Harold Hill               10,000         10,000          -0-         -0-
Donna Knaub                2,000          2,000          -0-         -0-
Carrie Kurtz (2)          40,000         40,000          -0-         -0-
Ken Kurtz (2)            500,000         50,000         450,000      4.1
Michael Linsky            20,000         20,000          -0-         -0-
Ed Maryon                 10,000         10,000          -0-         -0-
Judy Maryon               80,000         80,000          -0-         -0-
Sam Mastrull               2,000          2,000          -0-         -0-
Johnny Merrill             2,000          2,000          -0-         -0-
Cary Nichols              40,000         40,000          -0-         -0-
Kathy Nichols            222,000        222,000          -0-         -0-
Becky Orr                  1,000          1,000          -0-         -0-
John Poulsen               1,000          1,000          -0-         -0-
Steve Richards             2,000          2,000          -0-         -0-
Cory Rosenbaum             2,000          2,000          -0-         -0-
Mike Schlappi              2,000          2,000          -0-         -0-
Janette Smith              1,000          1,000          -0-         -0-
Kevin Strong               2,000          2,000          -0-         -0-
Cyndi Tso                  1,000          1,000          -0-         -0-
Joey Wanner                1,000          1,000          -0-         -0-
Christine Wilfahrt         2,000          2,000          -0-         -0-
Howard Wilfahrt            2,000          2,000          -0-         -0-
Stephen Wisely             1,000          1,000          -0-         -0-

(1) Cliff Halling is Wrap-N-Roll's president, secretary, treasurer and director.

(2) Ken Kurtz was an officer and director of Wrap-N-Roll through June 1, 1999. Carrie Kurtz is the wife of Ken Kurtz.

                       PLAN OF DISTRIBUTION

     The sale of the selling security holders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling security holders, negotiated transactions, or a combination of these methods of sale. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling security holders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling security holders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling security holders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling security holders may also sell shares short and deliver these shares to close out its short positions. The selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling security holders may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

     These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling security holders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     If we are notified by selling security holders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933. The supplement will disclose

     * the name of each such selling stockholder and of the participating broker-dealer(s),

     *    the number of securities involved,

     *    the price at which such securities will be sold,
     * the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable,

     * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     *    other facts material to the transaction.

     We have advised the selling security holders in writing that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of any shares of common stock by the selling security holders may depress the price of the common stock in any market that may exist for the common stock.

     Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     The selling security holders may not sell any or all of the shares of common stock covered by this prospectus.

                     DESCRIPTION OF SECURITIES

Common Stock

     Our Articles of Incorporation authorize the issuance of 20,000,000 shares of $0.001 par value common stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Wrap-N-Roll, holders are entitled to receive, ratably, the net assets of Wrap-N-Roll available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Wrap-N-Roll's common stock are issued, the relative interests of then existing stockholders may be diluted.

     As of the date of this prospectus, there were 11,000,000 shares of common stock issued and outstanding.

Preferred Stock

     Our Articles of Incorporation authorize the issuance of 5,000,000 shares of $0.001 par value preferred stock. Our Board of Directors are authorized to issue the preferred stock from time to time in classes and series and are further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock. As of the date of this prospectus, there were no shares of $0.001 par value preferred stock issued and outstanding, and we have no present intention of issuing any shares of preferred stock.

Anti-takeover Provisions

     Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Wrap-N-Roll. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Wrap-N-Roll. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Wrap-N-Roll does not intend to adopt any anti-takeover measures at the present time.

     Certain provisions of the Nevada Revised Statutes restrict the voting rights of a person acquiring a controlling interest in a Nevada corporation to those conferred by resolution adopted by the shareholders of the corporation, which has the effect of discouraging a takeover. However, these provisions only apply to a Nevada corporation that has 200 or more stockholders, 100 of which have addresses in Nevada, and that does business in Nevada. Wrap-N-Roll does not meet any of these conditions, so these Nevada anti-takeover provisions to not presently apply to us. If we should meet the conditions for application of the provisions in the future, the effect of the provisions would be to discourage a takeover of Wrap-N-Roll.

Penny Stock Rules

     It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that

     - is not listed on a national securities exchange or Nasdaq,

     - is listed in "pink sheets" or on the NASD OTC Bulletin
     Board,

     - has a price per share of less than $5.00 and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     - determination of the purchaser's investment suitability,

     - delivery of certain information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules.
Therefore,

     - such rules may materially limit or restrict your ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

Shares Eligible For Future Sale

     As of the date of this prospectus, there were 11,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 610,000 shares of common stock may be resold pursuant to this prospectus without further restriction under the Securities Act. The remaining 10,390,000 shares of common stock are currently restricted but may be resold by complying with the resale limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sales. Sales under 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                      MARKET FOR COMMON STOCK

Market Information

     No public trading market exists for our securities. We plan to eventually seek listing on the OTCBB. We cannot guarantee that we will obtain a listing, and a regular trading market for our common stock may never develop.

Holders

     As of the date of this prospectus, there were forty-six holders of record of our common stock.

Dividends

     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use towards our business plan. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the board of directors deems relevant.

                           LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Lehman Walstrand &
Associates, LLC, of Salt Lake City, Utah.

                              EXPERTS

     The financial statements of Wrap-N-Roll as of December 31, 2000, appearing in this prospectus have been audited by Pritchett, Siler & Hardy as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to Wrap-N-Roll and the shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                   INDEX TO FINANCIAL STATEMENTS

                       WRAP-N-ROLL USA, INC.
                [Formerly Oxy General Corporation]


Unaudited Statements at June 30, 2001
                                                                    PAGE

        -  Unaudited Condensed Balance Sheets, September 30,
            2001 and December 31, 2000                                27

        -  Unaudited Condensed Statements of Operations,
            for the three months and nine months ended September
            30, 2001 and 2000                                         28

        -  Unaudited Condensed Statements of Cash Flows,
             for the nine months ended September 30, 2001 and 2000    29

        -  Notes to Unaudited Condensed Financial Statements          31

Audited Statements at December 31, 2000

        -  Independent Auditors' Report                               38

        -  Balance Sheet, December 31, 2000                           39

        -  Statements of Operations, for the years ended
            December 31, 2000 and 1999 and for the period
            from inception on September 26, 1997 through
            December 31, 2000                                         40

        -  Statement of Stockholders' Equity (Deficit), from
            Inception on September 26, 1997 through
            December 31, 2000                                         41

        - Statements of Cash Flows, for the years ended
            December 31, 2000 and 1999 and for the period
            from inception on September 26, 1997 through
            December 31, 2000                                         42

        -  Notes to Financial Statements                              44

                      WRAP-N-ROLL USA, INC.

               UNAUDITED CONDENSED BALANCE SHEETS

                             ASSETS
                                        September 30, December 31,
                                             2001         2000
                                         ___________  ___________
CURRENT ASSETS:
  Cash in bank                                    $   61,980   $   3,059
  Accounts receivable                                  3,489           -
  Related party receivable                               272       7,230
  Notes receivable - related party                    14,727           -
                                                     ________     _______
        Total Current Assets                          80,468      10,289

PROPERTY AND EQUIPMENT, net                           26,431           -
                                                     ________     _______
                                                  $  106,899   $  10,289
                                                     ________     _______

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses           $   41,779   $   1,440
  Accounts payable and accrued expenses
   - related party                                    19,823         377
  Notes payable - related party                       16,671      10,812
  Current portion of long-term debt                    4,881           -
                                                     ________     _______
        Total Current Liabilities                     83,154      12,629

LONG-TERM DEBT, less current portion                  20,317           -
                                                     ________     _______
        Total Liabilities                            103,471      12,629
                                                     ________     _______

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value, 5,000,000 shares
   authorized, no shares issued and outstanding            -           -
  Common stock, $.001 par value, 20,000,000 shares
   authorized, 11,000,000 shares issued and
   outstanding                                        11,000      11,000
  Capital in excess of par value                           -           -
  Retained (deficit)                                  (7,572)    (13,340)
                                                     ________     ______
        Total Stockholders' Equity (Deficit)           3,428      (2,340)
                                                     ________     _______
                                                  $  106,899   $  10,289
                                                     ________     _______

Note: The Balance Sheet as of December 31, 2000 was taken from the audited financial statements at that date and condensed.

 The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.

           UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                     For the Three            For the Nine
                                      Months Ended            Months Ended
                                      September 30,           September 30,
                                  ______________________________________________
                                     2001        2000       2001         2000
                                  _________   ________   _________   ___________
SALES REVENUE                     $ 213,976   $      -   $ 256,116   $        -

COST OF GOODS SOLD                  153,574          -     190,348            -
                                  _________    _______    ________  ____________
GROSS PROFIT                         60,402          -      65,768            -
                                  _________    _______    ________   ___________
EXPENSES:
  General and administrative         31,020        670      59,325        2,395
  Selling                                19          -         925            -
                                  __________   ________   ________   ___________
      Total Expenses                 31,039        670      60,250        2,395
                                  __________   ________   ________   ___________
EARNINGS (LOSS) BEFORE
  OTHER INCOME (EXPENSE)             29,363       (670)      5,518       (2,395)
                                  __________   ________   ________   ___________
OTHER INCOME (EXPENSE):
  Gain on assignment of operating
   lease                                  -          -       1,500            -
  Interest income - related party       272          -         272            -
  Interest expense                     (273)         -        (569)           -
  Interest expense - related party     (390)       (20)       (953)         (55)
                                   ________    _______    ________   ___________
      Total Other Income (Expense)     (391)       (20)        250          (55)
                                   ________    _______    ________   ___________
EARNINGS (LOSS) BEFORE
  INCOME TAXES                       28,972       (690)      5,768       (2,450)

CURRENT TAX EXPENSE                       -          -           -            -

DEFERRED TAX EXPENSE                      -         -            -            -
                                   ________    _______    ________    __________
NET INCOME (LOSS)                 $  28,972   $  (690)  $    5,768   $   (2,450)
                                   ________    _______    ________    __________
EARNINGS (LOSS) PER COMMON
  SHARE                           $     .00   $  (.00)  $      .00   $     (.00)
                                   ________    _______    ________     _________

  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.

           UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                        For the Nine
                                                        Months Ended
                                                        September 30,
                                                  __________________________
                                                        2001        2000
                                                    __________   __________
Cash Flows From Operating Activities:
 Net income (loss)                                  $    5,768    $ (2,450)
 Adjustments to reconcile net income (loss)
  to net cash provided (used) by operating
  activities:
 Depreciation expense                                    2,937           -
 Changes is assets and liabilities:
  (Increase) in accounts receivable                     (3,489)          -
  (Increase) in related party receivable                (8,069)          -
  Additional accrued interest - related party              953          55
  Increase in accounts payable and accrued
    expenses                                            40,339           -
  Increase in accounts payable and accrued expenses
    - related party                                     19,352           -
                                                       _______      _______
Net Cash Provided (Used) by Operating Activities        57,791      (2,395)
                                                       _______      _______
Cash Flows From Investing Activities:
 Payments for notes receivable                          (2,500)          -
 Receipts from notes receivable                          2,800           -
 Payments for property and equipment                   (29,368)          -
                                                       _______      _______
     Net Cash (Used) by Investing Activities           (29,068)          -
                                                       _______      _______
Cash Flows From Financing Activities:
 Proceeds from notes payable - related party             6,400           -
 Payments on notes payable - related party              (1,400)          -
 Proceeds from long-term debt                           26,868           -
 Payments on long-term debt                             (1,670)          -
                                                       _______     ________
     Net Cash Provided by Financing Activities          30,198           -
                                                       _______     ________
Net Increase (Decrease) in Cash                         58,921      (2,395)

Cash at Beginning of Period                              3,059       9,400
                                                       _______     ________
Cash at End of Period                                 $ 61,980   $   7,005
                                                       _______     ________

Supplemental Disclosures of Cash Flow Information:

 Cash paid during the period for:
   Interest                                          $    477    $      -
   Income taxes                                      $      -    $      -
                            [Continued]

  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.

           UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                            [Continued]

Supplemental Schedule of Noncash Investing and Financing Activities:

 For the nine months ended September 30, 2001:

   On July 1, 2001, the Company extended a receivable of $15,027 into a note receivable.

   On August 1, 2001, the Company extended a note payable of $812, a note payable of $10,000, and related accrued interest of $859 into a new note payable of $16,671.

 For the nine months ended September 30, 2000:

   On April 1, 2000, the Company extended a loan payable of $712 and its accrued interest of $100 into a new note payable of $812.



  The accompanying notes are an integral part of these unaudited condensed financial statements.

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Wrap-N-Roll USA, Inc. ("the Company") was organized under the laws of the State of Nevada on September 26, 1997 as Oxy General Corporation. Effective November 17, 2000, the Company changed its name from Oxy General Corporation to Wrap-N-Roll USA, Inc. The primary plan of operations of the Company is providing specialized advertising services to businesses of all sizes emphasizing large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, the Company offers businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message. In addition to the sale of its wrapping services, the Company also offers advertising services using wrapped property. Prior to 2001, the Company was considered a development stage company as defined by Statement of Financial Accounting Standard No. 7.

  Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2001 and 2000 and for the periods then ended have been made.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited financial statements. The results of operations for the periods ended September 30, 2001and 2000 are not necessarily indicative of the operating results for the full year.

  Property and Equipment - Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method and is based upon the estimated useful lives of the assets of five years. [See Note 2]

  Revenue Recognition - The Company recognizes revenue in the period when the services are performed or when the product is delivered.

  Advertising Costs - Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received.

  Earnings (Loss) Per Share - The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 11]

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125", SFAS No. 141, "Business Combinations", SFAS No. 142, "Goodwill and Other
  Intangible Assets", and SFAS No. 143, "Accounting for Asset Retirement Obligations", were recently issued. SFAS No. 140, 141, 142 and 143 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                     September 30,  December 31,
                                            2001         2000
                                      ___________   ___________
        Vehicles                       $   29,368   $         -
        Less: Accumulated depreciation     (2,937)            -
                                      ___________   ___________
        Net Property and Equipment     $   26,431   $         -
                                      ___________   ___________

     Depreciation expense for the nine months ended September 30, 2001 and 2000 were $2,937 and $0, respectively.

NOTE 3 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following:

                                  September 30, December 31,
                                       2001         2000
                                   ___________  ___________
        Accounts payable            $   27,062   $    1,440
        Accrued payroll, taxes and
          withholdings                   2,897            -
        Sales tax payable               11,728            -
        Interest payable                    92            -
                                   ___________  ___________
                                    $   41,779   $    1,440
                                   ___________  ___________

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES - RELATED PARTY

  Accounts payable and accrued expenses to a related party consists of the following:

                                  September 30, December 31,
                                       2001         2000
                                       ________    ________
    Accounts payable - related party  $      -    $     149
    Accrued payroll - related party     19,536            -
    Accrued interest - related party       287          228
                                       _______     ________
                                      $ 19,823   $      377
                                       _______     ________

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 - LONG-TERM DEBT

  Long-term debt consists of the following:

                                           September 30,  December 31,
                                               2001           2000
                                              _______      _______
  Note payable to financing agency for
  60 months at an effective interest rate
  of 6%, secured by a vehicle with a net
  book value of $26,431                     $  25,198     $      -

  Less: Current portion                        (4,881)           -
                                              _______      _______
                                            $  20,317     $      -
                                              _______      _______

  Maturity of long-term debt for the twelve month periods ended:

            September 30,         Principal Due
            ____________           ___________
                 2002               $    4,881
                 2003                    5,170
                 2004                    5,474
                 2005                    5,800
                 2006                    3,873
                                   ___________
                                    $   25,198
                                   ___________

  Interest expense for long-term debt for the nine months ended September 30, 2001 and 2000 amounted to $569 and $0, respectively.

NOTE 6 - CAPITAL STOCK

  Preferred stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at September 30, 2001 and December 31, 2000.

  Common Stock - The Company has authorized 20,000,000 shares of common stock with a par value of $.001. During September 1997, in connection with its organization, the Company issued 1,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered valued at $1,000 (or $.001 per share).

  During June 1999, the Company issued 10,000,000 shares of its previously authorized, but unissued common stock for cash of $10,000 (or $.001 per share).

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 - OPERATING LEASES

     The Company had two cars under operating leases expiring in 2003. On April 21, 2001, the Company purchased a new van to replace one of the cars. To finance the purchase, an officer/shareholder/employee of the Company paid $1,000 to the financing agency. The Company also assigned the operating lease for the original car to the financing agency and the Company recognized a $1,500 gain on the assignment. The remaining $26,868 was financed through the financing agency at an effective interest rate of 6%.

     Minimum future rental payments under the remaining non-cancelable operating lease having a remaining term in excess of one year as of September 30, 2001 for the twelve month periods ended and in aggregate are:

            September 30,                  Amount
            ____________               ___________
                 2002                   $    3,464
                 2003                        3,464
                 2004                            -
                 2005                            -
                 2006                            -
                                         _________
  Total minimum future rental payments: $    6,928
                                         _________

  Rental payments for the nine months ended September 30, 2001 and 2000 amounted to $3,152 and $0, respectively.

NOTE 8 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At September 30, 2001, the Company has available unused operating loss carryforwards of approximately $7,500, which may be applied against future taxable income and which expire in various years through 2021.

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $2,500 and $4,500 as of September 30, 2001 and December 31, 2000, respectively, with an offsetting valuation allowance of the same amount resulting in a decrease in the valuation allowance of approximately $2,000 during the nine months ended September 30, 2001.

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

  Management Compensation - For the year ended December 31, 2000, the Company did not pay any compensation to any officer/director of the Company. On January 1, 2001, the Company entered into an employment agreement with an officer/director/employee of the Company to pay $1,000 per month. On April 1, 2001, the Company increased the salary to $4,000 per month. As of September 30, 2001, the Company had accrued payroll of $19,536 and had paid $5,840 to the officer/director/employee. [See Note 12].

  Office Space/Utilities - During the year ended December 31, 2000, the Company did not have a need to rent office space. On January 1, 2001, the Company entered into a rental/utilities agreement with an officer/director/employee of the Company allowing the Company to use office space in his home for the operations of the Company at a base rent of $100 per month. The Company also agreed to pay the officer/director/employee of the Company a base utilities/miscellaneous expense of $100 per month designated for but not limited to heat, power, water, sewer, garbage collection, recycling, phone, fax, Internet, computer, printer and any other office items needed for the operations of the Company, not currently being paid by the Company. On September 1, 2001, the company decided to begin paying the rent and utilities as funds are available. As of September 30, 2001, the Company had paid $1,800 in rent and utilities/miscellaneous to the officer/director/employee. [See Note 12]

  Receivable - As of June 30, 2001, an officer/shareholder of the Company had been advanced a total of $15,027 by the Company as a non-interest bearing loan. On July 1, 2001, the Company extended the receivable of $15,027 into a new note receivable.

  Notes Receivable - On July 1, 2001, the Company extended a receivable of $15,027 into a new note receivable. The note accrues interest at 7% per annum and is due on demand. Accrued interest amounted to $272 and $0 at September 30, 2001 and December 31, 2000, respectively. On August 1, 2001 the Company signed a new note receivable with an officer/shareholder of the Company for $2,500. The note accrues interest at 7% per annum and is due on demand. There was no accrued interest at September 30, 2001 and December 31, 2000. The combined principal of the two notes amounted to $14,727 and $0 at September 30, 2001 and December 31, 2000, respectively.

  Notes Payable - As of July 31, 2001, the Company owed a shareholder of the Company $812 for a note payable due April 1, 2002 accruing interest at 10% per annum, $10,000 for a note payable due October 31, 2001 accruing interest at 10% per annum and $859 for interest that had accrued on the two notes payable. On August 1, 2001, the Company extended the notes and related interest and an additional loan of $5,000 into a new note payable of $16,671 due August 1, 2002. The note accrues interest at 10% per annum. Accrued interest amounted to $287 at September 30, 2001.

  On July 20, 2001, the Company repaid a note payable of $1,400 and accrued interest of $35 to a shareholder.

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS [Continued]

  Purchase Agreement - On April 21, 2001, the Company purchased a new van for $29,368 to replace one of its leased cars. To finance the purchase, an officer/shareholder/employee of the Company paid a down payment of $1,000 to the financing agency. The Company also assigned the operating lease for the original car to the financing agency and recognized a $1,500 gain. The remaining $26,868 was financed through the financing agency in the name of the officer/shareholder/employee at an effective interest rate of 6%. The agreement was negotiated in the name of the officer/shareholder/employee to take advantage of certain conditions and financing arrangements that were unavailable to the Company since it had only recently begun operations and had incurred losses since inception. The Company then purchased the van from the officer/shareholder/employee on the same terms and conditions. The agreement requires the Company to make 60 monthly payments of $518 directly to the financing agency beginning June 8, 2001.

NOTE 10 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has just recently commenced operations and may not have sufficient working capital, raising substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional  funds  not  provided by  operations  through  loans  or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 11 - EARNINGS (LOSS) PER SHARE

  The  following  data  shows the amounts used in computing  earnings
  (loss) per share for the periods presented:

                                        For the Three            For the Nine
                                         Months Ended            Months Ended
                                         September 30,           September 30,
                                   _________________________________________________
                                       2001          2000       2001        2000
                                   _________________________________________________
Net income (loss) from continuing
operations available to common
shareholders (numerator)           $   28,972   $     (690) $     5,768  $   (2,450)
                                    _________     ________    _________    _________
Weighted average number of common
shares outstanding used in earnings
(loss) per share for the period
(denominator)                      11,000,000   11,000,000   11,000,000  11,000,000
                                   __________   __________   __________  __________

  Dilutive earnings (loss) per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted earnings
  (loss) per share.

                       WRAP-N-ROLL USA, INC.

         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND AGREEMENTS

  Employment Agreement - On January 1, 2001, the Company entered into an employment agreement with its sole officer and director ("employee"). The agreement provided for a $1,000 per month salary for a period of three years commencing January 1, 2001. The expense was to accrue until the Company had achieved net income of $50,000 at which time the Company would pay 50% of its net income before tax towards reducing the accrued salary liability. On April 1, 2001, the Company increased the salary to $4,000 per month and decided to begin paying the salary as funds are available.

  Employment Agreement - On August 1, 2001, the Company entered into an employment agreement with a new employee. The agreement provides for a $3,000 per month salary for a period of one year commencing August 1, 2001.

  Rental/Utilities Agreements - On January 1, 2001, the Company entered into rental and utilities agreements with its sole officer and director ("landlord"). The agreements provide for payment of $100 per month for rent and $100 per month for utilities and other incidentals on a month-to-month basis starting January 1, 2001. The rent shall accrue until the Company has achieved net income of $50,000, at which time the Company will pay 10% of its net income before tax towards reducing the accrued rent liability. The utilities portion shall accrue until the Company elects to make payment. On September 1, 2001, the company decided to begin paying the rent and utilities as funds are available.

  Joint Agreements - On June 11, 2001, the Company entered into a joint agreement with Newspaper Agency Corporation ("NAC") to provide advertising services. The Company provides advertisers, vehicle-wrapping and collection of payments. NAC provides a fleet of vehicles available for wrapping and business referrals. The Company and NAC will evenly split the revenues less costs to wrap the vehicles. The agreement is for one year and may be extended or cancelled at any time by written mutual consent.

  On May 14, 2001, the Company entered into a joint agreement with Jose Dicenzo ("JD") to provide advertising services. The Company provides advertisers and collection of payments. JD provides a fleet of vehicles available for wrapping, business referrals and vehicle-wrapping. The Company and JD will evenly split the revenues less costs to wrap the vehicles. The agreement is for one year and may be extended or cancelled at any time by written mutual consent.

NOTE 13 - SIGNIFICANT CUSTOMERS

  The Company has just recently commenced operations and all of the revenues received by the Company are from a limited number of clients, the loss of which could have a material impact on the operations of the Company.

                   INDEPENDENT AUDITORS' REPORT


Board of Directors
WRAP-N-ROLL USA, INC.
(Formerly Oxy General Corporation)
Salt Lake City, Utah

We have audited the accompanying balance sheet of Wrap-N-Roll USA, Inc. (formerly known as Oxy General Corporation) [a development stage company] at December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on September 26, 1997 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Wrap-N-Roll USA, Inc. (formerly known as Oxy General Corporation) [a development stage company] as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on September 26, 1997 through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 6 to the financial statements, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PRITCHETT, SILER & HARDY, P.C.

February 16, 2001
Salt Lake City, Utah

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]


                          BALANCE SHEETS


                              ASSETS


                                                      December 31,
                                                          2000
                                                       __________
CURRENT  ASSETS:
  Cash in bank                                         $    3,059
  Related party receivable                                  7,230
                                                       __________
        Total Current Assets                               10,289
                                                       __________
                                                       $   10,289
                                                       __________


          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES:
  Accounts payable                                     $    1,440
  Accounts payable - related party                            149
  Notes payable - related party                            10,812
  Accrued interest payable - related party                    228
                                                       __________
        Total Current Liabilities                          12,629
                                                       __________

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                             -
  Common stock, $.001 par value,
   20,000,000 shares authorized,
   11,000,000 shares issued and outstanding                11,000
  Capital in excess of par value                                -
  (Deficit) accumulated during the
    development stage                                    (13,340)
                                                       __________
        Total Stockholders' Equity (Deficit)              (2,340)
                                                       __________
                                                       $   10,289
                                                       __________


  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF OPERATIONS



                                          For the   From Inception on
                                         Year Ended   September 26,
                                        December 31,   1997 Through
                                  ______________________December 31,
                                       2000      1999      2000
                                   ______________________________

REVENUE                         $        -   $      -   $      -

EXPENSES:
  Selling                              116          -        116
  General and Administrative        10,584        835     12,896
                                   _______     ______     _______

LOSS BEFORE OTHER
  EXPENSES                        (10,700)       (835)   (13,012)

OTHER EXPENSES:
  Interest Expense                    242          49        328
                                   ______      ______    ________

LOSS BEFORE INCOME TAXES          (10,942)       (884)   (13,340)

CURRENT TAX EXPENSE                     -           -          -

DEFERRED TAX EXPENSE                    -           -          -
                                   ______     _______    ________

NET LOSS                         $(10,942)  $    (884)  $(13,340)
                                   ______     _______    ________

LOSS PER COMMON SHARE            $   (.00)  $    (.00)  $   (.00)
                                   ______     _______     _______


  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                 STATEMENT OF STOCKHOLDERS' EQUITY

         FROM THE DATE OF INCEPTION ON SEPTEMBER 26, 1997

                     THROUGH DECEMBER 31, 2000

                                                                                       Deficit
                                                                                    Accumulated
                              Preferred Stock        Common Stock       Capital in   During the
                              _______________________________________    Excess of  Development
                              Shares   Amount      Shares      Amount    Par Value      Stage
                             _______  ________   __________   ________   _________    ________
BALANCE, September 26, 1997       -   $      -            -   $      -   $       -   $       -

Issuance of 1,000,000
  shares of common stock for
  services at $.001 per share,
  September, 1997                 -          -    1,000,000      1,000           -           -

Net loss for the period ended
  December 31, 1997               -          -            -          -           -      (1,336)
                             ______     ______    _________      _____       _____      _______
BALANCE, December 31, 1997        -          -    1,000,000      1,000           -      (1,336)

Net loss for the year ended
  December 31, 1998               -          -            -          -           -        (178)
                             ______     ______    _________      _____       _____      _______
BALANCE, December 31, 1998        -          -    1,000,000      1,000           -      (1,514)

Issuance of 10,000,000
  shares of common stock for
  cash at $.001 per share,
  June, 1999                      -         -    10,000,000     10,000           -           -

Net loss for the year ended
  December 31, 1999               -         -             -          -           -        (884)
                             ______     _____    __________     ______       _____      _______
BALANCE, December 31, 1999        -         -    11,000,000     11,000           -      (2,398)

Net loss for the year ended
  December 31, 2000               -         -             -          -           -     (10,942)
                             ______     _____    __________     ______       _____      ______
BALANCE, December 31,2000         -   $     -    11,000,000   $ 11,000   $       -    $(13,340)
                             ______     _____    __________     ______       _____      ______

   The accompanying notes are an integral part of this financial statement.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF CASH FLOWS

                                                          For the   From Inception on
                                                        Year Ended    September 26,
                                                       December 31,   1997 Through
                                                  ___________________  December 31,
                                                       2000      1999      2000
                                                   ______________________________
Cash Flows Provided by Operating Activities:
 Net loss                                          $(10,942)  $  (884) $ (13,340)
 Adjustments to reconcile net loss to
   net cash used by operating activities:
  Stock issued for services                               -         -      1,000
  Changes in assets and liabilities:
    Increase (decrease) in accounts payable           1,589        49      1,589
    Increase (decrease) in loan payable                   -         -        712
    Decrease (increase) in related party receivable  (7,230)        -     (7,230)
    Additional accrued interest - related party         242         -        328
                                                      _____      ____     ______
     Net Cash Provided (Used) by
       Operating Activities                         (16,341)     (835)   (16,941)
                                                     ______      ____     ______
Cash Flows Provided by Investing Activities               -         -          -
                                                     ______      ____     ______
  Net Cash Provided by Investing Activities               -         -          -
                                                     ______      ____     ______
Cash Flows Provided by Financing Activities:
 Proceeds from notes payable - related party         10,000       235     10,000
 Proceeds from issuance of common stock                   -    10,000     10,000
                                                      _____    ______     ______
     Net Cash Provided by Financing Activities       10,000    10,235     20,000
                                                      _____    ______     ______

Net Increase (Decrease) in Cash                      (6,341)    9,400      3,059

Cash at Beginning of Period                           9,400         -          -
                                                      _____     _____      _____
Cash at End of Period                              $  3,059   $ 9,400   $  3,059
                                                      _____     _____      _____

Supplemental Disclosures of Cash Flow
  Information:

 Cash paid during the period for:
   Interest                                        $      -  $     -    $      -
   Income taxes                                    $      -  $     -    $      -

                            [Continued]

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                     STATEMENTS OF CASH FLOWS

                            [CONTINUED]

Supplemental Schedule of Noncash Investing and Financing Activities:
  For the year ended December 31, 2000:
     The Company extended a loan payable of $712 and its accrued interest of $100 into a new note payable of $812.

  For the period from inception on September 26, 1997 through December 31, 1999:
     The Company issued 1,000,000 shares of its common stock for services valued at $1,000.

  The accompanying notes are an integral part of these financial statements.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Wrap-N-Roll USA, Inc. (the Company) was organized under the laws of the State of Nevada on September 26, 1997 as Oxy General Corporation. Effective November 17, 2000, the Company changed its name from Oxy General Corporation to Wrap-N-Roll USA, Inc. The primary plan of operations of the Company is providing specialized advertising services to businesses of all sizes emphasizing on large format digital printing on perforated and non-perforated vinyl substrates. Through use of a special non-corrosive, vinyl material with a patented adhesive made by 3M, the Company offers businesses the ability to wrap the exterior of buildings, windows and motor vehicles with an advertising message.

  The Company's services are segmented into stationary or mobile advertising services. Stationary advertising services are defined as advertising services provided by the company utilizing stationary mediums for the display of the advertising message. Such mediums include buildings, windows and storefronts. Mobile advertising services are defined as advertising services provided by the Company utilizing mobile mediums such as a motor vehicle, for the display of the advertising message.

  Organization Costs - Organization costs, which reflect amounts expended to organize the Company, amounted to $1,000 and were expensed during the period ended December 31, 1997.

  Advertising Costs - Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 7]

  Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for
  Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133.),", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 2 - CAPITAL STOCK

  Common Stock - During September 1997, in connection with its organization, the Company issued 1,000,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered valued at $1,000 (or $.001 per share).

  During June 1999, the Company issued 10,000,000 shares of its previously authorized, but unissued common stock for cash of $10,000 (or $.001 per share).

NOTE 3 - OPERATING LEASES

   The company leases two vehicles under operating leases expiring in 2003.

  Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2000 for each of the next five years and in the aggregate are:

          Year Ended December 31,                  Amount

                  2001                            $ 6,824
                  2002                              6,824
                  2003                              4,549
                  2004                                  -
                  2005                                  -
                                                    ______
          Total minimum future rental payments:   $18,197
                                                    ______

NOTE 4 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 2000, the Company has available unused operating loss carryforwards of approximately $13,000, which may be applied against future taxable income and which expire in various years through 2020.

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $4,500 as of December 31, 2000 with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $3,700 during 2000.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 5 - RELATED PARTY TRANSACTIONS

  Management Compensation - As of December 31, 2000, the Company has not paid any compensation to any officer/director of the Company.

  Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his/her home as a mailing address, as needed, at no expense to the Company.

  Receivable - As of December 31, 2000, an officer/shareholder of the Company had been advanced $7,230 by the Company as a no interest loan.

  Accounts Payable - As of December 31, 2000 an officer/shareholder of the Company was due $149 from the Company for reimbursable expenses.

  Notes Payable - As of December 31, 2000, the Company had two notes payable to a shareholder in the total amount of $10,812. One note for $812 is due April 1, 2001. The other note for $10,000 is due October 31, 2001. Both notes accrue interest at 10% per annum. Accrued interest amounted to $228 at December 31, 2000.

NOTE 6 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                       WRAP-N-ROLL USA, INC.
                (Formerly Oxy General Corporation)
                   [A Development Stage Company]

                   NOTES TO FINANCIAL STATEMENTS

NOTE 7 - LOSS PER SHARE

  The following data shows the amounts used in computing loss per share:

                                          For the   From Inception on
                                         Year Ended   September 26,
                                        December 31,   1997 Through
                                   ___________________  December 31,
                                       2000      1999      2000
                                   ______________________________
Loss from continuing operations
available to common shareholders
(numerator)                       $  (10,942)  $    (884)  $ (13,340)
                                   ______________________________
Weighted average number of
common shares outstanding used
in loss per share for the period
(denominator)                     11,000,000   6,835,616   5,857,383
                                   ______________________________

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

================================== ===============================
Until _____________, 2001, all
dealers that effect transaction in         610,000 Common Shares
these securities, whether or not
participating in this offering,
may be required to deliver a                WRAP-N-ROLL USA, INC.
prospectus.  This is in addition
to the dealers' obligation to
deliver a prospectus when acting as
underwriters and with respect to        ---------------------
their unsold alloments of subscriptions      PROSPECTUS
                                        ---------------------
----------------------------------
TABLE OF CONTENTS
----------------------------------         _________, 2001

Prospectus Summary               2         *********************
Risk Factors                     3
  We are a new business          3
  We have limited resources      3    No dealer, salesperson or other
  We may seek capital from            person has been authorized to give
     other sources               3    any information or to make any
  We lack market studies         3    representations other than those
  We sell only 3M products       3    contained in this Prospectus
  We may face competition from        and, if given or made, such
     suppliers                   4    information or representations
  We are substantially dependent      must not be relied upon as having
      on one customer            4    been authorized by the Company.
  We may be liable for product        This Prospectus does not
      damage                     4    constitute an offer to sell or
  We have only two employees     4    a solicitation of an offer to
  There is no liquidity in            buy any of the securities offered
     our stock                   4    hereby to whom it is unlawful to
Information About Wrap-N-Roll    5    make such offer in any
Use of Proceeds                  5    jurisdiction.  Neither the delivery
Description of Business          5    of this Prospectus not any sale made
Management's Discussion and           hereunder shall, under any
  Analysis or Plan of Operation 13    circumstances, create any
Management                      16    implications that information
Executive Compensation          17    contained herein is correct as of
Principal Stockholders          18    any time subsequent to the date
Certain Relationships and             thereof or that there has been
  Related Transactions          18    no change in the affairs of the
Selling Security Holders        19    Company since such date.
Plan of Distribution            21
Description of the Securities   22
Market for Common Stock         24
Legal Matters                   25
Experts                         25
Additional Information          25
Index to Financial Statements   26
                                   ===============================
==================================

                              PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

     Chapter 78, Sections 78.7502 and 78.751, of the Nevada
Revised Statutes state the following:

     NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised, that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses to be paid by us in connection with the securities being offering by this prospectus and registration statement. No expenses will be paid by the selling security holders.

  Item                                            Amount
  ----------------------------------              ------

  SEC Registration Fees                           $    51
  Blue Sky Fees and Expenses*                     $   500
  Transfer Agent Fees and Expenses*               $   500
  Printing and Engraving Expenses*                $   500
  Legal Fees and Expenses*                        $18,000
  Accounting Fees and Expenses*                   $ 5,000
  Miscellaneous Fees and Expenses*                $ 1,000
  Federal Taxes                                   $     0
  State Taxes and Fees                            $     0
  Trustees' Fees                                  $     0

* Estimated Figure

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding the issuance and sales of our securities without registration since its formation.

     Effective June 1, 1999, we issued to Cliff Halling, our sole officer and director, a total of 10,000,000 shares of common stock for $10,000 cash. The sale was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. Mr. Halling received, and had access to, all information pertaining to Wrap-N-Roll's business and financial condition. No underwriter was involved and no commissions were paid to any person. Mr. Halling represented to Wrap-N-Roll that he was purchasing for investment and not with a view to distribution, and he had such knowledge and experience in financial and business matters that would enable him to evaluate the merits and risks of the investment and was able to bear those risks.

ITEM 27.  EXHIBITS

     Exhibits required to be attached by Item 601 of Regulation S-B are listed below:

SEC Ref          Page
No.              No.       Description
-------          ----      -----------

3.1              *1*       Articles of Incorporation of the Company, filed
                           with the State of Nevada on September 26, 1997.

3.2              *2*       Certificate of Amendment of Articles of
                           Incorporation, filed with the State of Nevada on October 19, 2000, but effective November 17,
                           2000.

3.3              *1*       Bylaws of the Company.

5.1              *6*       Opinion and consent of Lehman Walstrand &
                           Associates, LLC

10.1             *3*       Promissory Note dated April 1, 2000 executed by
                           the Company.

10.2             *4*       Promissory Note dated November 1, 2000 executed
                           by the Company.

10.3             *5*       Employment Agreement by and between the Company
                           and Cliff Halling dated January 1, 2001.

10.4             *5*       Rental/Utilities Agreement by and between the
                           Company and Cliff Halling dated January 1, 2001.

10.5             *7*       Promissory Note dated July 1, 2001 executed by
                           the Company.

10.6             *7*       Promissory Note dated August 1, 2001 executed by
                           the Company.

10.7             *7*       Amended Employment Agreement by and between the
                           Company and Cliff Halling dated April 1, 2001

10.8             *8*       Joint Agreement with Jose Dicenzo dated May 14,
                           2001

10.9             *8*       Joint Agreement with Newspaper Agency Corporation
                           dated June 11, 2001

10.10            *8*       Form of Wrap-N-Roll Service Agreement

10.11            *9*       Employment Agreement by and between the Company
                           and Derek Williams dated August 1, 2001.

10.12            *9*       Rental/Utilities Agreement by and between
                           the Company and Cliff Halling dated
                           September 1, 2001.

10.13            *9*       Note Receivable in the form of a Promissory Note
                           Dated August 1, 2001 executed by the Company.

23.1              E-1      Consent of Pritchett, Siler & Hardy

*1* The listed exhibits are incorporated herein by this reference to the Registration Statement on Form 10-SB, filed by the Company with the Securities and Exchange Commission on February 10, 2000.

*2* The listed exhibit is incorporated herein by this reference to the Annual Report on Form 10-KSB for the calendar year ended December 31, 2000, filed by the Company with the Securities and Exchange Commission on April 12, 2001.

*3* The listed exhibit is incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed by the Company with the Securities and Exchange Commission on August 14, 2000.

*4* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended
        September 30, 2000, filed by the Company with the Securities and Exchange Commission on November 9, 2000.

*5* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended
        March 31, 2001, filed by the Company with the Securities and Exchange Commission on May 16, 2001.

*6* The listed exhibit appears at page E-1 of the initial filing of this registration statement and is incorporated herein by this reference.

*7* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended
        June 30, 2001, filed by the Company with the Securities and Exchange Commission on August 20, 2001.

*8* The listed exhibits appear beginning at page E-1 of Amendment No. 1 of this registration statement and is incorporated herein by this reference.

*9* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended
        September 30, 2001, filed by the Company with the Securities and Exchange Commission on August 20, 2001.

ITEM 28.  UNDERTAKINGS

  The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

  (i) Include any prospectus required by section 10(a)(3) of the Securities Act.
  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
  (iii) Include any additional or changed information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on December 6, 2001.


                                 WRAP-N-ROLL USA, INC.

                                 By: /s/ Cliff Halling
                                     President, Secretary,
                                     Treasurer & Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


December 6, 2001                    /s/ Cliff Halling
                                    President, Secretary,
                                    Treasurer & Director